                             JOINT FILING AGREEMENT

The undersigned, MVIL, LLC is jointly filing the attached Form 4 with
MORNINGSIDE VENTURE INVESTMENTS LIMITED with respect to the beneficial ownership of securities of GreenLight Biosciences Holdings, PBC.

For and on behalf of

MVIL, LLC

By:  /s/ Cheng Yee Wing Betty
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Cheng Yee Wing Betty, Manager